Exhibit 99.2

Date:	May 10, 2005

Contact:	Hal A. Garyn
Investor Relations Director
(402) 514-5336

Commercial Federal Announces Dividend Increase

and New Share Repurchase Program

OMAHA, NEB, May 10, 2005 — The Board of Directors of Commercial Federal Corporation (NYSE:CFB) today announced a 7.4% increase in its regular quarterly cash dividend to $0.145 per share. The cash dividend is payable July 7, 2005 to shareholders of record on June 23, 2005.

“This represents the 10th increase in the dividend over the last ten years. Maintaining an attractive dividend yield is an integral part of the total return to our shareholders,” said William A. Fitzgerald, chairman of the board and chief executive officer.

The Board also authorized the repurchase of up to 1.5 million shares of the Company’s outstanding common stock, which represents 4% of the 39,019,557 shares outstanding as of March 31, 2005. This repurchase plan is expected to be completed by December 2006.

“After completing our existing share repurchase authorization ahead of schedule, our board supported this new authorization,” noted Mr. Fitzgerald. “The repurchase of shares remains an important strategy in managing the Company’s capital and thereby enhancing long-term shareholder value.”

He concluded, “Growing the core commercial banking franchise and managing capital prudently are our primary drivers.”

The company can make share repurchases at any time and in any amount, as governed within certain regulatory parameters and as market conditions dictate. Repurchases will generally be on the open-market, although privately negotiated transactions are possible.

Commercial Federal Corporation (NYSE:CFB) is the parent company of Commercial Federal Bank, a $10.4 billion federal savings bank that currently operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. Commercial Federal operations include consumer and commercial banking services including commercial and industrial lending, small business banking, construction lending, cash management, insurance and investment services, and Internet banking.

Certain statements contained in this release are forward-looking in nature. The amount and timing of future cash dividends and share repurchases will depend on the Company’s earnings, cash requirements and financial condition, government regulations, changes in general economic conditions, changes in interest rates, changes in regulations or accounting methods, and price levels and conditions in the public securities markets generally and other factors deemed relevant by the Company’s board of directors.